CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-181436 of United Parcel Service of America, Inc. on Form S-8 of our report dated June 27, 2014, relating to the financial statements and supplemental schedules of the UPS 401(k) Savings Plan, appearing in this Annual Report on Form 11-K of the UPS 401(k) Savings Plan for the year ended December 31, 2013.
/s/ Deloitte & Touche LLP
Atlanta, Georgia
June 27, 2014